ELECTROGLAS, INC
                               5729 Fontanoso Way
                           San Jose, California 95138



                                  May 16, 2007



VIA EDGAR

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC 20549

       Re:   Electroglas, Inc.
             Registration Statement on Form S-3 (No. 333-134587)

Ladies and Gentlemen:

     Electroglas, Inc., Electroglas International, Inc., EGsoft, Inc., and EGsoft Holdings Corporation hereby request that the Securities and Exchange Commission take appropriate action to cause the above-referenced registration statement to become effective at 4:30 p.m. Eastern Time on May 18, 2007 or as soon thereafter as is practicable.

                                           Sincerely,

                                           ELECTROGLAS, INC.
                                           ELECTROGLAS INTERNATIONAL, INC.
                                           EGSOFT, INC.
                                           EGSOFT HOLDINGS CORPORATION




                                           By: /s/ Thomas E. Brunton
                                               -----------------------
                                               Thomas E. Brunton
                                               Chief Financial Officer